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COMPUTATION OF NET INCOME PER SHARE                                  EXHIBIT 11
Quaker State Corporation and Subsidiaries

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                                                                              Quarter Ended       Six Months Ended
                                                                           06/30/97   06/30/96   06/30/97   06/30/96
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                                                                      (in thousands except per share data, unaudited)
1.   Net income                                                            $  8,844   $  7,173   $ 15,709   $ 12,879
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2.   Average number of shares of capital
     stock outstanding                                                       35,104     32,899     34,992     32,859

3.   Shares issuable upon exercise of dilutive stock
     options outstanding during the period, based on
     average market prices                                                      226        113        164        114

4.   Shares issuable upon exercise of dilutive stock
     options outstanding during the period, based on
     higher of average or period-end market prices                              278        179        233        138

5.   Average number of capital and capital equivalent
     shares outstanding (2 + 3)                                              35,330     33,012     35,156     32,973

6.   Average number of capital shares outstanding,
     assuming full dilution (2 + 4)                                          35,382     33,078     35,225     32,997

7.   Net income per capital and capital equivalent share
     (1 divided by 5)                                                      $   0.25   $   0.22   $   0.45   $   0.39
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8.   Net income per capital share assuming full dilution
     (1 divided by 6)                                                      $   0.25   $   0.22   $   0.45   $   0.39
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